EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 0.9%; EPS Increases 16.2% to $6.29

MEMPHIS, Tenn., Dec. 10, 2013 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.1 billion for its first quarter (12 weeks) ended November 23, 2013, an increase of 5.1% from the first quarter of fiscal 2013 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 0.9% for the quarter.

Net income for the quarter increased $14.6 million, or 7.2%, over the same period last year to $218.1 million, while diluted earnings per share increased 16.2% to $6.29 per share from $5.41 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.9% (versus 51.8% for last year's quarter). The improvement in gross margin was attributable to lower acquisition costs that were offset primarily by the inclusion of the recent acquisition of AutoAnything (37 bps). Operating expenses, as a percentage of sales, were 33.5% (versus 33.6% last year). The decrease in operating expenses, as a percentage of sales, was primarily due to a shift in the timing of advertising expenditures.

Under its share repurchase program, AutoZone repurchased 678 thousand shares of its common stock for $292 million during the first quarter, at an average price of $430 per share. At the end of the first quarter, the Company had $177 million remaining under its current share repurchase authorization.

The Company's inventory increased 9.1% over the same period last year, driven by a combination of increased product placement in stores and new store openings. Inventory per store was $566 thousand versus $537 thousand last year and $550 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis was a negative $88 thousand versus negative $64 thousand last year.

"I would like to thank our entire organization for another solid performance this quarter. We are pleased to report our twenty-ninth consecutive quarter of double digit earnings per share growth. Our organization has been very focused this past quarter on several strategic fronts. We are currently deploying updated and expanded inventory assortments across our domestic stores based on our recently enhanced models. In our Commercial business, we opened over 100 new commercial programs in the quarter; significantly higher than the openings we had this time last year. Additionally, we rolled out an exciting, new version of our electronic parts catalog, and we grew sales across our digital commerce businesses. Finally, we are continuing to test other initiatives to enhance inventory availability. While these tests remain in early stages, we are learning a great deal, and we are optimistic that we will identify further opportunities to deploy inventory in a fiscally prudent manner. We remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 23, 2013, AutoZone opened seven new stores in the U.S., one new store in Mexico, and one store in Brazil. As of November 23, 2013, the Company had 4,843 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 363 stores in Mexico, and four stores in Brazil for a total count of 5,210.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 10, 2013, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 17, 2013 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 31, 2013, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2014

Condensed Consolidated Statements of Operations
1st Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended November 23, 2013	12 Weeks Ended November 17, 2012

Net sales	$ 2,093,578	$ 1,991,040
Cost of sales	1,007,881	959,174
Gross profit	1,085,697	1,031,866
Operating, SG&A expenses	701,971	668,590
Operating profit (EBIT)	383,726	363,276
Interest expense, net	42,431	41,104
Income before taxes	341,295	322,172
Income taxes	123,208	118,720
Net income	$ 218,087	$ 203,452
Earnings per share:
Basic	$ 6.39	$ 5.52
Diluted	$ 6.29	$ 5.41
Weighted average shares outstanding:
Basic	34,111	36,845
Diluted	34,676	37,586

Selected Balance Sheet Information
(in thousands)
	November 23, 2013	November 17, 2012	August 31, 2013

Cash and cash equivalents	$ 125,852	$ 99,864	$ 142,191
Merchandise inventories	2,947,556	2,702,103	2,861,014
Current assets	3,370,235	3,062,291	3,278,013
Property and equipment, net	3,108,770	2,890,269	3,071,361
Total assets	7,023,423	6,398,039	6,892,089
Accounts payable	3,407,286	3,021,916	3,307,535
Current liabilities*	4,332,825	3,744,492	4,169,150
Total debt*	4,173,500	3,802,705	4,187,000
Stockholders' (deficit)	(1,721,220)	(1,591,369)	(1,687,319)
Working capital	(962,590)	(682,201)	(891,137)

* Current liabilities and total debt both include short-term borrowings of $160,256 at November 23, 2013; $0 at November 17, 2012 and $173,733 at August 31, 2013. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 23, 2013	November 17, 2012
Net income	$ 1,031,115	$ 942,700
Add: Interest	186,742	177,915
Taxes	575,691	530,618
EBIT	1,793,548	1,651,233

Add: Depreciation and amortization	232,323	213,884
Rent expense	248,802	232,828
Share-based expense	38,428	33,932
EBITDAR	$ 2,313,101	$ 2,131,877

Debt	$ 4,173,500	$ 3,802,705
Capital lease obligations	103,163	101,144
Add: rent x 6	1,492,812	1,396,968
Adjusted debt	$ 5,769,475	$ 5,300,817

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended November 23, 2013	12 Weeks Ended November 17, 2012

Depreciation and amortization	$ 55,772	$ 50,700
Capital spending	$ 82,607	$ 80,430

Cash flow before share repurchases:
Decrease in cash and cash equivalents	$ (16,339)	$ (3,229)
Subtract (decrease)/increase in debt	(13,500)	34,448
Add back share repurchases	291,538	317,332
Cash flow before share repurchases and changes in debt	$ 288,699	$ 279,655

Other Selected Financial Information
(in thousands, except ROIC)
	November 23, 2013	November 17, 2012

Cumulative share repurchases ($ since fiscal 1998)	$ 13,223,096	$ 11,861,574
Remaining share authorization ($)	$ 176,904	$ 788,426

Cumulative share repurchases (shares since fiscal 1998)	135,327	131,993

Shares outstanding, end of quarter	33,701	36,473

	Trailing 4 Quarters
	November 23, 2013	November 17, 2012
Net income	$ 1,031,115	$ 942,700
Adjustments:
Interest expense	186,742	177,915
Rent expense	248,802	232,828
Tax effect*	(155,924)	(147,867)
After-tax return	1,310,735	1,205,576

Average debt**	4,032,420	3,599,175
Average stockholders' deficit**	(1,616,472)	(1,439,769)
Add: Rent x 6	1,492,812	1,396,968
Average capital lease obligations**	102,911	98,924
Pre-tax invested capital	$ 4,011,671	$ 3,655,298

Return on Invested Capital (ROIC)	32.7%	33.0%

* Effective tax rate over trailing four quarters ended November 23, 2013 is 35.8% and November 17, 2012 is 36.0%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2014
Selected Operating Highlights

Store Count & Square Footage
	12 Weeks Ended November 23, 2013	12 Weeks Ended November 17, 2012
Domestic stores:
Store count:
Beginning domestic stores	4,836	4,685
Stores opened	7	19
Stores closed	--	1
Ending domestic stores	4,843	4,703

Relocated stores	1	--

Stores with commercial programs	3,546	3,090

Square footage (in thousands):	31,458	30,480

Mexico stores:
Stores opened	1	4
Total stores in Mexico	363	325

Brazil stores:
Stores opened	1	1
Total stores in Brazil	4	1

Total stores chainwide	5,210	5,029

Square footage (in thousands):	34,137	32,866
Square footage per store	6,552	6,535

Sales Statistics
($ in thousands, except sales per average square foot)

Total Auto Parts (Domestic, Mexico, and Brazil)	12 Weeks Ended November 23, 2013	12 Weeks Ended November 17, 2012	Trailing 4 Quarters November 23, 2013	Trailing 4 Quarters November 17, 2012
Total auto parts sales	$ 2,019,570	$ 1,948,724	$ 8,929,570	$ 8,487,144
% Increase vs. LY	3.6%	3.4%	5.2%	5.6%

Sales per average store	$ 394	$ 388	$ 1,744	$ 1,692
Sales per average square foot	$ 60	$ 59	$ 267	$ 259

Domestic Commercial
Total domestic commercial sales	$ 348,698	$ 306,068	$ 1,501,675	$ 1,329,107
% Increase vs. LY	13.9%	12.2%	13.0%	18.0%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 74,008	$ 42,316	$ 320,498	$ 183,418
% Increase vs. LY	74.9%	5.3%	74.7%	8.0%

	12 Weeks Ended November 23, 2013	12 Weeks Ended November 17, 2012
Domestic same store sales	0.9%	0.3%

Inventory Statistics (Total Stores)
	as of November 23, 2013	as of November 17, 2012
Accounts payable/inventory	115.6%	111.8%

($ in thousands)
Inventory	$ 2,947,556	$ 2,702,103
Inventory per store	$ 566	$ 537
Net inventory (net of payables)	$ (459,730)	$ (319,813)
Net inventory / per store	$ (88)	$ (64)

	Trailing 5 Quarters
	November 23, 2013	November 17, 2012
Inventory turns	1.6 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com